Exhibit 1(i)

Establishment and Designation of Classes

Summit Cash Reserves Fund

of

BlackRock Financial Institutions Series Trust

Pursuant to that certain Establishment and Designation of Classes, amended and restated as of November 9, 2018 (the “Prior Designation”), the shares of beneficial interest of Summit Cash Reserves Fund (the “Fund”), a series of BlackRock Financial Institutions Series Trust, a Massachusetts business trust (the “Trust”), par value $.10 per share (the “Shares”), have been divided into Investor A and Investor C Shares (each a “Class,” and collectively, the “Classes”) as named in the Prior Designation.

The undersigned Secretary of the Trust does hereby certify that a majority of the Trustees of the Trust, at a meeting held on February 20, 2019, acting pursuant to Section 6.2 of the Declaration of Trust of the Trust, dated July 10, 1987, as amended (the “Declaration of Trust”), did establish and designate Institutional Shares as an additional Class of the Fund.

The undersigned Secretary of the Trust further certifies that following the designation of the Institutional Shares as a Class of the Fund, the Prior Designation is amended and restated as follows:

1.	The Classes of Shares of the Fund established and designated are as follows:

(a)	Investor A Shares

(b)	Investor C Shares

(c)	Institutional Shares

2.	The Shares of each Class shall be entitled to all of the rights and preferences accorded to Shares under the Declaration of Trust.

3.

The purchase price, the method of determination of net asset value, the price, terms and manner of redemption, and the relative dividend rights of holders of the Shares of each Class shall be established by the Trustees of the Trust from time to time in accordance with the provisions of the Declaration of Trust and shall be set forth in the prospectus and statement of additional information of the Trust relating to such Class contained in the Trust’s most recent effective registration statement under the Securities Act of 1933, as amended, with respect to such Class, as such prospectus and statement of additional information may be supplemented or modified from time to time.

4.

Shares of each Class shall vote together as a single class except that shares of a Class may vote separately on matters affecting only that Class and shares of a Class not affected by a matter will not vote on that matter.

5.	A Class of Shares of the Fund may be terminated by the Trustees of the Trust by written notice to the Shareholders, if any, of the Class.

(signature page follows)

IN WITNESS WHEREOF, the undersigned Secretary of the Trust has executed this instrument as of the 11th day of July, 2019.

/s/ Benjamin Archibald
Benjamin Archibald, Secretary

The Declaration of Trust establishing BlackRock Financial Institutions Series Trust, dated July 10, 1987, a copy of which, together with all amendments thereto is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust, “BlackRock Financial Institutions Series Trust,” refers to the Trustees under the Declaration of Trust collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of BlackRock Financial Institutions Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the “Trust Property” only shall be liable.

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